                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): January 14, 2004



                              DELTA AIR LINES, INC.
          -----------------------------------------------------------
             (Exact name of registrant as specified in its charter)



          Delaware                     1-5424                   58-0218548
---------------------------- -------------------------- ----------------------
(State or other jurisdiction  (Commission File Number)        (IRS Employer
     of incorporation)                                     Identification No.)



                   P.O. Box 20706, Atlanta, Georgia 30320-6001
                   -------------------------------------------
                    (Address of principal executive offices)



       Registrant's telephone number, including area code: (404) 715-2600
                                                            --------------



                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

ITEM 9.  REGULATION FD DISCLOSURE AND
ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION



Financial Results for the Quarter and Year Ended December 31, 2003

Delta Air Lines, Inc. (Delta) today issued a press release reporting financial results for the quarter and full year ended December 31, 2003. The press release is furnished as Attachment A. Delta also will be providing supplemental data for the December 2003 quarter to certain analysts. The supplemental data is furnished as Attachment B. The information furnished in this Form 8-K shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission.

                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     DELTA AIR LINES, INC.



                                     BY: /s/ Edward H. Bastian
                                         ---------------------------------------
                                         Edward H. Bastian
                                         Senior Vice President - Finance and
                                         Controller




Date: January 14, 2004

                                                                    ATTACHMENT A


FOR IMMEDIATE DISTRIBUTION

CONTACT:          Corporate Communications            Investor Relations
                  404-715-2554                        404-715-6679

        DELTA AIR LINES REPORTS FOURTH QUARTER AND FULL YEAR 2003 RESULTS

ATLANTA, Jan. 14, 2004 -- Delta Air Lines (NYSE: DAL) today reported results for the quarter and full year ending Dec. 31, 2003, and other significant news. The key points are, Delta:

- REPORTS A FOURTH QUARTER NET LOSS OF $327 MILLION, OR $2.69 LOSS PER COMMON SHARE. FULL YEAR 2003 NET LOSS IS $773 MILLION, OR $6.40 LOSS PER SHARE.

- EXCLUDING THE UNUSUAL ITEMS DESCRIBED BELOW, REPORTS A FOURTH QUARTER NET LOSS OF $207 MILLION, OR $1.71 LOSS PER COMMON SHARE. EXCLUDING UNUSUAL ITEMS, FULL YEAR 2003 NET LOSS IS $1.0 BILLION, OR $8.58 LOSS PER SHARE.

- ENDS QUARTER WITH $2.9 BILLION IN CASH, OF WHICH $2.7 BILLION IS UNRESTRICTED CASH.

- AS CHALLENGES CONTINUE INTO 2004, REAFFIRMS ITS FOCUS ON COST CONTAINMENT AND IMPROVING CUSTOMER SERVICE.


         Delta Air Lines reported a net loss of $327 million and a loss per share of $2.69 for the December 2003 quarter. In the December 2002 quarter, Delta reported a net loss of $363 million and a loss per share of $2.98. For the full year 2003, Delta reported a net loss of $773 million and a loss per share of $6.40. This is compared to a net loss of $1.3 billion and $10.44 loss per share for the full year 2002.

         Excluding the unusual items described below, the December 2003 quarter net loss and loss per share were $207 million and $1.71, respectively, compared to a net loss of $230 million and loss per share of $1.90 in the December 2002 quarter(1). The First Call mean estimate for the December 2003 quarter was a loss per share of $1.66, excluding unusual items, with estimates ranging between a loss per share of $1.58 and $1.85. Excluding the unusual items described below, the full year 2003 net loss was $1.0 billion and loss per share was $8.58 compared to a net loss of $958 million and loss per share of $7.89 for calendar year 2002(1).

         "While in line with our expectations, today's financial results are disappointing, especially given the expected performance of the other air carriers," said Gerald Grinstein, Delta's chief executive officer. "2003 was a year full of significant financial challenges for Delta. While we have made progress in addressing these challenges, Delta still faces many hurdles in 2004. Accordingly, we have begun a complete strategic reassessment of our business to ensure we are competitive in the rapidly changing industry environment. Delta must continue toward its goal of maximizing the use of its resources and creating business efficiencies across the company. We will continue to focus on our priorities to reduce costs, improve customer service and work with Delta people to find solutions to our challenges."

EARNINGS PERFORMANCE

         Fourth quarter operating revenues increased 2.7 percent and passenger unit revenues increased 4.6 percent, compared to the December 2002 quarter. The load factor for the December 2003 quarter was 72.7 percent, a 1.5 point increase as compared to the December 2002 quarter. System capacity was down 1.8 percent and mainline capacity was down 4.8 percent from the prior year. Detailed traffic, capacity, load factor, yield and unit revenue information is provided in Table 1 below.

         Operating expenses for the December 2003 quarter increased 2.6 percent and unit costs increased 4.5 percent from the December 2002 quarter. Excluding unusual items, unit costs increased 2.3 percent and fuel price neutralized unit costs(2) increased 0.8 percent.

         Delta's profit improvement initiatives achieved approximately $1.2 billion in gross cost savings and revenue benefits for the full year 2003. Netted against related cost pressures, the amount achieved is approximately $700 million. Much of the cost savings is attributable to productivity gains resulting from the additional use of technology and the hard work of Delta's employees.

         "Delta had significant cost pressures in 2003, but thanks to our profit improvement initiatives and the efforts of Delta people, we were able to mitigate the pressures," said M. Michele Burns, Delta's executive vice president and chief financial officer. "We know that there is much more work to be done and we are committed to continuing our progress."

         In the December 2003 quarter, Delta's fuel hedging program reduced costs by $21 million, pretax. Delta hedged 46 percent of its jet fuel requirements in the quarter at an average price of $0.76 per gallon, excluding fuel taxes. Delta's total fuel price for the December 2003 quarter was $0.85 per gallon. Guidance on fuel hedging, capacity, unit costs and other items is provided in Table 2 below.

LIQUIDITY AND FINANCING TRANSACTIONS

         At Dec. 31, 2003, Delta had $2.9 billion in cash, of which $2.7 billion was unrestricted. For the December 2003 quarter, Delta had positive cash flow from operations of $82 million and non-fleet capital expenditures of $125 million, resulting in a cash burn for the quarter.

         During the December 2003 quarter, Delta received cash proceeds of approximately $45 million from the sale of certain equity investments in Orbitz and Hotwire. These transactions resulted in a net gain of $21 million, net of tax, in Delta's Consolidated Statements of Operations. Subsequent to the sale, Delta has a 13 percent equity stake in Orbitz.

         As announced in November, Delta recorded a non-cash charge to equity related to its pension plans during the December 2003 quarter(3). This charge of $1.1 billion, net of tax, impacted Delta's balance sheet, but did not affect the results of operations for the December 2003 quarter. The actual amount was greater than previously estimated due to the impact of changes to actuarial assumptions caused by updated demographic data. The charge does not impact Delta's current cash funding obligations to its pension plans. Delta's pension plans meet all funding requirements and Delta intends to continue to fund its pension plans as required by law.

         As previously announced in October 2003, Delta entered into a definitive agreement to sell to a third party 11 Boeing 737-800 aircraft immediately after those aircraft are delivered to Delta by the manufacturer in 2005. This transaction is expected to reduce Delta's capital expenditures by approximately $500 million through 2005. As a result of this transaction, Delta recognized a $26 million charge, net of tax, in the December 2003 quarter. Also as previously announced, Delta intends to defer until 2008 the delivery of eight additional B737-800 aircraft, which were also scheduled for delivery in 2005. The deferrals are expected to further reduce Delta's capital expenditures through 2005 by approximately $360 million.

EXPLANATION OF UNUSUAL ITEMS

December 2003 Quarter

         In the December 2003 quarter, Delta recorded, net of tax, (1) a $134 million settlement charge related to the pilots' defined benefit pension plan;
(2) a $26 million charge associated with the planned sale of 11 B737-800 aircraft; (3) a $21 million net gain related to the sale of certain equity investments in Orbitz and Hotwire; (4) a $14 million reduction to operating expenses resulting from revised estimates of remaining costs associated with Delta's 2002 workforce reduction programs; and (5) a $5 million gain related to derivative and hedging activities accounted for under Statement of Financial Accounting Standard (SFAS) No. 133. The attached Consolidated Statement of Operations for the December 2003 quarter shows Delta's net loss as reported under GAAP, as well as net loss excluding these items. Delta believes this information is helpful to investors to evaluate recurring operational performance because (1) the unusual items are not representative of core operations; and (2) the SFAS No. 133 gain reflects volatility in earnings driven by changes in the market, which are beyond the company's control.

December 2002 Quarter

         In the December 2002 quarter, Delta recorded charges related to (1) the severance and related costs associated with Delta's 2002 workforce reduction programs; (2) the repurchase of a portion of outstanding ESOP Notes; (3) the impairment of Embraer 120 aircraft and related spare parts; (4) the cost to defer the delivery of certain Boeing aircraft; (5) the closure of certain leased facilities; (6) the temporary carrying costs of surplus pilots and grounded aircraft; and (7) derivative and hedging activities accounted for under SFAS No.
133. Additionally, during the same period, Delta recorded reductions to operating expenses resulting from (1) Delta's decision to return to service nine B-737 leased aircraft previously removed from service; and (2) revised estimates of remaining costs associated with prior year restructuring activities. These items totaled a net charge of $133 million, net of tax. In addition to the net loss as reported under GAAP, Delta also discloses net loss excluding these items because it believes this information is helpful to investors to evaluate recurring operational performance. For further information, please see Note 1 to the attached Consolidated Statements of Operations.

OTHER MATTERS

         Attached to this earnings release are Delta's Consolidated Statements of Operations for the three and 12 months ended Dec. 31, 2003, and 2002; a statistical summary for those periods; selected balance sheet data as of Dec. 31, 2003, and Dec. 31, 2002; and a reconciliation of certain non-GAAP to GAAP financial measures.

         Delta will host a Webcast to discuss its quarterly earnings today, Jan. 14, at 10:00 a.m. Eastern Time. The Webcast is available via the Internet at www.delta.com/inside/investors/index.jsp.

         Delta Air Lines, the world's second largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offers 7,318 flights each day to 487 destinations in 82 countries on Delta, Song, Delta Shuttle, Delta Connection and Delta's worldwide partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please visit delta.com.

DECEMBER 2003 QUARTER TRAFFIC, CAPACITY, LOAD FACTOR, YIELD AND UNIT REVENUE VS. DECEMBER 2002 QUARTER

Table 1                        Year-over-Year Change

                             North America    Atlantic      Latin America     Pacific
                             -------------    --------      -------------     -------
Traffic                           1.1%          (4.1%)          (0.9%)           9.1%

Capacity                          0.8%          (10.7%)         (16.3%)          2.1%

Load Factor                     0.2 pts.       5.5 pts.        10.8 pts.       5.2 pts.

Yield                             0.9%           10.7%           5.5%           (11.0%)

Revenue per Available Seat        1.1%           18.9%           24.9%          (4.9%)
Mile


2004 GUIDANCE

         Delta estimates its funding obligation for its defined benefit pension plans in 2004 will be approximately $450 million(4).

         Delta expects to have capital expenditures of approximately $1.2 billion in 2004. This includes approximately $600 million for aircraft, $300 million for aircraft modifications and inventory, and $300 million for non-fleet related expenditures.

         The following table includes certain projected information for the periods presented.

Table 2                                           Q1 2004                   Q2 2004               Full Year 2004
-------

Percent of projected aircraft fuel                  52%                       33%                      32%
requirements hedged

Average aircraft fuel hedge price per              80.1(cent)                75.2(cent)               76.5(cent)
gallon (excluding fuel tax)

Capacity                                         Up 2 to 4%              Up 15 to 17%              Up 8 to 10%
                                               year-over-year           year-over-year(5)         year-over-year

Unit costs, excluding unusual items(6)     Down approximately 2%                              Down approximately 5%
                                               year-over-year            -------------            year-over-year

Fuel price neutralized unit costs,         Down approximately 2%                                   Down 5 to 6%
excluding unusual items (6),(7)                year-over-year            -------------            year-over-year
(vs. prior year unit costs, excluding
unusual items)

ENDNOTES

(1)Note 1 to the attached Consolidated Statements of Operations shows a reconciliation of Delta's net loss reported under Generally Accepted Accounting Principles in the United States (GAAP) to the net loss excluding unusual items, as well as reconciliations of other financial measures including and excluding unusual items.

(2)"Fuel price neutralized unit costs" means the amount of operating cost incurred per available seat mile during a reporting period, adjusting the average fuel price per gallon for that period to equal the average fuel price per gallon for the corresponding period in the prior year.

(3)This additional minimum pension liability charge to equity was recorded in accordance with SFAS No. 87, "Employers' Accounting for Pensions."

(4)Estimates of Delta's future funding obligations under its defined benefit pension plans are based on various assumptions, including the actual market performance of the plan assets, future 30-year U.S. Treasury bond yields and regulatory requirements.

(5)A significant portion of the planned second quarter 2004 year-over-year capacity increase results from the restoration of capacity that was reduced in the second quarter of 2003 due to the war in Iraq.

(6) Delta is unable to reconcile this financial measure to unit costs under GAAP for the periods presented because Delta cannot project specific unusual items that may occur in the periods presented. Please see Note 1 to the Consolidated Statements of Operations for GAAP and non-GAAP unit costs for 2003.

(7)Average aircraft fuel price per gallon was $0.87 for the three months ended March 31, 2003 and $0.82 for the year ended December 31, 2003.

Statements in this news release that are not historical facts, including statements regarding Delta's beliefs, expectations, intentions, strategies or projections, may be "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the beliefs, expectations, intentions, strategies and projections reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the effects of terrorist attacks, military conflicts, the state of the domestic and international economy, the demand for air travel, the availability and cost of aircraft fuel, competitive factors in the airline industry, the outcome of negotiations on collective bargaining agreements and other labor issues and the results achieved through the profit improvement initiatives or other means. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta's Securities and Exchange Commission filings, including its Form 10-K for the year ended December 31, 2002 and Post-effective Amendment No. 3 to its Registration Statement on Form S-3 filed with the Commission on January 8, 2004. Caution should be taken not to place undue reliance on Delta's forward-looking statements, which represent Delta's views only as of January 14, 2004, and which Delta has no current intention to update.

                                      # # #

                              DELTA AIR LINES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (unaudited; in millions, except share and per share data)


                                            Three Months Ended
                                                December 31,
                                                                            Percent
                                            2003            2002             Change
Operating Revenues:
  Passenger                             $   3,142        $   3,061            2.6%
  Cargo                                       124              126           (1.6%)
  Other, net                                  132              121            9.1%
    Total operating revenues                3,398            3,308            2.7%
Operating Expenses:
  Salaries and related costs                1,552            1,546            0.4%
  Aircraft fuel                               510              475            7.4%
  Depreciation and
    amortization                              307              287            7.0%
  Contracted services                         227              243           (6.6%)
  Landing fees and other rents                214              207            3.4%
  Aircraft maintenance materials
    and outside repairs                       165              163            1.2%
  Aircraft rent                               183              177            3.4%
  Other selling expenses                      112              113           (0.9%)
  Passenger commissions                        54               54             --
  Passenger service                            83               85           (2.4%)
  Restructuring, asset writedowns,
    pension settlements and
    related items, net                        232              151           53.6%
  Other                                       125              169          (26.0%)
    Total operating expenses                3,764            3,670            2.6%
Operating Loss                               (366)            (362)          (1.1%)
Other Income (Expense):
  Interest expense                           (191)            (165)         (15.8%)
  Interest income                              10                7           42.9%
  Gain from sale of investments                37               --             --
  Gain (loss)on extinguishment
    of debt                                    --              (42)            --
  Fair value adjustments of
    SFAS 133 derivatives                        7               (6)         216.7%
  Miscellaneous expense, net                   (9)             (18)          50.0%
    Total other income (expense)             (146)            (224)          34.8%
Loss Before Income Taxes                     (512)            (586)          12.6%
Income Tax Benefit                            185              223          (17.0%)

Net Loss                                     (327)            (363)           9.9%
Preferred Stock Dividends                      (5)              (4)         (25.0%)
Net Loss Available
  To Common Shareowners                 $    (332)       $    (367)           9.5%
Basic And Diluted Loss
  Per Share                             $   (2.69)       $   (2.98)           9.7%

Net Loss Excluding
  Unusual Items (Note 1)                $    (207)       $    (230)          10.0%
Basic and Diluted Loss Per Share
  Excluding Unusual Items
    (Note 1)                            $   (1.71)       $   (1.90)          10.0%

Operating Margin                            (10.8%)          (10.9%)          0.1 pts.

Weighted Average Shares Used
  In Basic and Diluted Loss
  Per Share Computation
  (in thousands)                          123,474          123,358             --

                              DELTA AIR LINES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (unaudited; in millions, except share and per share data)


                                          Twelve Months Ended
                                               December 31,
                                                                             Percent
                                           2003             2002             Change
Operating Revenues:
  Passenger                             $  12,323        $  12,321               --
  Cargo                                       464              458              1.3%
  Other, net                                  516              526             (1.9)%
    Total operating revenues               13,303           13,305               --
Operating Expenses:
  Salaries and related costs                6,342            6,165              2.9%
  Aircraft fuel                             1,938            1,683             15.2%
  Depreciation and
    amortization                            1,202            1,148              4.7%
  Contracted services                         886            1,003            (11.7)%
  Landing fees and other rents                858              834              2.9%
  Aircraft maintenance materials
    and outside repairs                       630              711            (11.4)%
  Aircraft rent                               727              709              2.5%
  Other selling expenses                      479              539            (11.1)%
  Passenger commissions                       211              322            (34.5)%
  Passenger service                           325              372            (12.6)%
  Restructuring, asset writedowns,
    pension settlements and
    related items, net                        268              439            (39.0)%
  Appropriations Act
    reimbursements                           (398)              --               --
  Stabilization Act compensation               --              (34)              --
  Other                                       621              723            (14.1)%
    Total operating expenses               14,089           14,614             (3.6)%
Operating Loss                               (786)          (1,309)            40.0%
Other Income (Expense):
  Interest expense                           (732)            (646)           (13.3)%
  Interest income                              36               36               --
  Gain (loss) from sale of
    investments                               321               (3)         10800.0%
  Gain (loss)on extinguishment
    of debt                                    --              (42)              --
  Fair value adjustments of
    SFAS 133 derivatives                       (9)             (39)            76.9%
  Misc. (expense)income, net                  (19)               1          (2000.0)%
    Total other income (expense)             (403)            (693)            41.8%
Loss Before Income Taxes                   (1,189)          (2,002)            40.6%
Income Tax Benefit                            416              730            (43.0)%
Net Loss                                     (773)          (1,272)            39.2%
Preferred Stock Dividends                     (17)             (15)           (13.3)%
Net Loss Available
  To Common Shareowners                 $    (790)       $  (1,287)            38.6%
Basic and Diluted Loss
  Per Share                             $   (6.40)       $  (10.44)            38.7%
Net Loss Excluding
 Unusual Items (Note 1)                 $  (1,042)       $    (958)            (8.8)%
Basic and Diluted Loss Per Share
  Excluding Unusual Items
     (Note 1)                           $   (8.58)       $   (7.89)            (8.7)%
Operating Margin                             (5.9)%           (9.8)%            3.9 pts.
Weighted Average Shares Used
  in Basic and Diluted Loss
  Per Share Computation
  (in thousands)                          123,397          123,283               --

                              DELTA AIR LINES, INC.
                               STATISTICAL SUMMARY
                                   (unaudited)


                                     Three Months Ended
                                        December 31,
                                                                    Percent
                                     2003            2002           Change
Revenue Psgr Miles (millions)       25,180          25,116            0.3%
Available Seat Miles
 (millions)                         34,636          35,280           (1.8%)
Passenger Mile Yield (cents)         12.48           12.18            2.5%
Operating Revenue Per
 Available Seat Mile (cents)          9.81            9.38            4.6%
Passenger Revenue Per
 Available Seat Mile (cents)          9.07            8.67            4.6%
Operating Cost per
 Available Seat Mile (cents)         10.87           10.40            4.5%
Operating Cost per Available
 Seat Mile - Excluding (cents)
 (Note 1)                            10.20            9.97            2.3%
Fuel Price Neutralized
 Operating Cost per
 Available Seat Mile (cents)
 (Note 1)                            10.72           10.40(1)          3.1%
Fuel Price Neutralized
 Operating Cost per Available
 Seat Mile - Excluding (cents)
 (Note 1)                            10.05            9.97(2)          0.8%
Passenger Load Factor
 (percent)                           72.70           71.19            1.51 pts.
Breakeven Passenger Load
 Factor (percent)                    81.16           79.62            1.54 pts.
Breakeven Passenger Load
 Factor - Excluding (percent)
 (Note 1)                            75.79           76.10           (0.31)pts.
Psgrs Enplaned (thousands)          26,514          27,290           (2.8%)
Revenue Ton Miles (millions)         2,897           2,909           (0.4%)
Cargo Ton Miles (millions)             380             397           (4.3%)
Cargo Ton Mile Yield (cents)         32.85           31.55            4.1%
Fuel Gallons Consumed
 (millions)                            602             625           (3.7%)
Average Price Per Fuel Gallon,
  net of hedging gains (cents)       84.65           76.03           11.3%
Number of Aircraft in Fleet,
  End of Period                        833             831            0.2%
Full-Time Equivalent Employees,
  End of Period                     70,600          75,100           (6.0%)


(1) This amount represents operating cost per available seat mile. It is presented for comparative purposes.

(2) This amount represents operating cost per available seat mile - excluding. It is presented for comparative purposes.

                             DELTA AIR LINES, INC.
                              STATISTICAL SUMMARY
                                  (unaudited)

                              Twelve Months Ended
                                  December 31,


                                                                              Percent
                                            2003              2002            Change

Revenue Psgr Miles (millions)              98,674           102,029           (3.3)%
Available Seat Miles
 (millions)                               134,383           141,719           (5.2)%
Passenger Mile Yield (cents)                12.49             12.08            3.4%
Operating Revenue Per
 Available Seat Mile (cents)                 9.90              9.39            5.4%
Passenger Revenue Per
 Available Seat Mile (cents)                 9.17              8.69            5.5%
Operating Cost per
 Available Seat Mile (cents)                10.48             10.31            1.6%
Operating Cost per Available
 Seat Mile - Excluding (cents)
 (Note 1)                                   10.58             10.03            5.5%
Fuel Price Neutralized
 Operating Cost per
 Available Seat Mile (cents)
 (Note 1)                                   10.22             10.31(1)        (0.9)%
Fuel Price Neutralized
 Operating Cost per Available
 Seat Mile - Excluding (cents)
 (Note 1)                                   10.31             10.03(2)         2.8%
Passenger Load Factor
 (percent)                                  73.43             71.99           1.44 pts.
Breakeven Passenger Load
 Factor (percent)                           78.11             79.64          (1.53) pts.
Breakeven Passenger Load
 Factor - Excluding (percent)
 (Note 1)                                   78.84             77.27           1.57 pts.
Psgrs Enplaned (thousands)                104,452           107,048           (2.4)%
Revenue Ton Miles (millions)               11,271            11,698           (3.7)%
Cargo Ton Miles (millions)                  1,404             1,495           (6.1)%
Cargo Ton Mile Yield (cents)                33.08             30.62            8.0%
Fuel Gallons Consumed
 (millions)                                 2,370             2,514           (5.7)%
Average Price Per Fuel Gallon,
  net of hedging gains (cents)              81.78             66.94           22.2%
Number of Aircraft in Fleet,
  End of Period                               833               831            0.2%
Full-Time Equivalent Employees,
  End of Period                            70,600            75,100           (6.0)%


(1) This amount represents operating cost per available seat mile. It is presented for comparative purposes.

(2) This amount represents operating cost per available seat mile - excluding. It is presented for comparative purposes.

SELECTED BALANCE SHEET DATA:

                                        December 31,     December 31,
                                            2003            2002
                                        (unaudited)
(in millions)
Cash and cash equivalents                $ 2,710          $ 1,969
Restricted cash                              236              134
Total assets                              26,461           24,720
Total debt, including current
  maturities                              12,476           10,740
Capital lease obligations,
  current and long-term                       94              127
Total shareowners' (deficit)equity          (862)             893


Note 1: The following tables show reconciliations of certain financial measures adjusted for the items shown below.


                                            Three Months Ended   Twelve Months Ended
                                               December 31,         December 31,
                                              2003      2002       2003      2002
(in millions)
Net loss                                     $ (327)   $ (363)   $  (773)  $(1,272)
Unusual items, net of tax:
  Restructuring, asset writedowns,
   pension settlements and related
    items, net(1)(2)                            146        95        173       277
  Fair value adjustments of
   SFAS 133 derivatives                          (5)        4          6        25
  Gain from sale of investments, net(3)         (21)       --       (197)       --
  Gain(loss) on extinguishment of debt(4)(5)     --        26         --        26
  Appropriations Act reimbursements              --        --       (251)       --
  Stabilization Act compensation                 --        --         --       (22)
  Other                                          --         8         --         8
Total unusual items, net of tax                 120       133       (269)      314
Net loss excluding unusual items             $ (207)   $ (230)   $(1,042)  $  (958)


Basic and diluted loss per share             $(2.69)   $(2.98)   $(6.40)   $(10.44)
Unusual items, net of tax:
  Restructuring, asset writedowns,
   pension settlements and related
    items, net(1)(2)                           1.18      0.78      1.40       2.25
  Fair value adjustments of
   SFAS 133 derivatives                       (0.03)     0.03      0.05       0.20
  Gain from sale of investments, net(3)       (0.17)       --     (1.59)        --
  Gain(loss) on extinguishment
   of debt(4)(5)                                 --      0.21     (0.01)      0.21
  Appropriations Act reimbursements              --        --     (2.03)        --
  Stabilization Act compensation                 --        --        --      (0.17)
  Other                                          --      0.06        --       0.06
Total unusual items, net of tax                0.98      1.08     (2.18)      2.55
Basic and diluted loss per share
 excluding unusual items                     $(1.71)   $(1.90)   $(8.58)    $(7.89)

                                        Three Months Ended       Twelve Months Ended
                                            December 31,             December 30,
                                         2003         2002        2003          2002
(in millions)
Operating expenses                      $3,764       $3,670      $14,089       $14,614
Unusual items:
  Restructuring, asset writedowns,
   pension settlements and related
    items, net(1)(2)                      (232)        (151)        (275)         (439)
  Appropriations Act reimbursements         --           --          398            --
  Stabilization Act compensation            --           --           --            34
  Rounding                                  --           --           (1)           --
Total unusual items                       (232)        (151)         122          (405)
Operating expenses
  excluding unusual items               $3,532       $3,519      $14,211       $14,209


Unit costs                               10.87(cent)  10.40(cent)  10.48(cent)   10.31(cent)
Unusual items:
  Restructuring, asset writedowns,
   pension settlements and related
    items, net(1)(2)                     (0.67)       (0.43)       (0.20)        (0.31)
  Appropriations Act reimbursements         --           --         0.30            --
  Stabilization Act compensation            --           --           --          0.03
Total unusual items                      (0.67)       (0.43)        0.10         (0.28)
Unit costs excluding unusual items       10.20(cent)   9.97(cent)  10.58(cent)   10.03(cent)


Breakeven load factor                    81.16%       79.62%       78.11%        79.64%
Unusual items:
  Restructuring, asset writedowns,
   pension settlements and related
    items, net(1)(2)                     (5.37)       (3.52)       (1.64)        (2.57)
  Appropriations Act reimbursements         --           --         2.37            --
  Stabilization Act compensation            --           --           --          0.20
Total unusual items                      (5.37)       (3.52)        0.73         (2.37)
Breakeven load factor
 excluding unusual items                 75.79%       76.10%       78.84%        77.27%

                                                      Three Months Ended  Twelve Months Ended
                                                         December 31,        December 31,
                                                            2003                 2003
(in millions, except where noted)
Fuel price neutralized unit costs(6)(8):
Operating expenses                                       $    3,764          $    14,089
Less fuel expense                                              (510)              (1,938)
Plus current year fuel gallons
 x prior year fuel price(7)(9)                                  458                1,587
Fuel price neutralized operating expenses                     3,712               13,738
ASMs                                                         34,636              134,383
Fuel price neutralized unit costs(cents)                      10.72                10.22
vs. corresponding prior period
 unit costs(cents)                                            10.40                10.31
Change                                                          3.1%                (0.9%)

(in cents, except where noted)
Fuel price neutralized unit costs - excluding:
Fuel price neutralized unit costs                             10.72                10.22
Items excluded:
  Restructuring, asset writedowns,
   pension settlements and related
    items, net(1)(2)                                          (0.67)               (0.20)
  Appropriations Act reimbursements                              --                 0.30
  Rounding                                                       --                (0.01)
Fuel price neutralized unit costs - excluding                 10.05                10.31
vs. corresponding prior period
 unit costs - excluding                                        9.97                10.03
Change                                                          0.8%                 2.8%


                                             Three Months Ended
                                                 December 31,
                                                     2003
(in millions)
Cash used in investing activities                  $ (64)
Less:
 Proceeds from the sale of Orbitz
  and Hotwire                                        (45)
 Flight equipment additions less aircraft
  parts and modifications                            (11)
 Boston airport terminal project
  reimbursements in excess of expense                 (5)
Non-fleet capital expenditures                     $(125)


(1)The three months ended December 31, 2003, includes (1)the settlement charge related to the pilots' defined benefit pension plan; (2)the charge related to the planned sale of 11 B-737-800 aircraft; and (3)the reduction of operating expenses based on revised estimates of remaining costs related to Delta's 2002 workforce reduction programs.

The twelve months ended December 31, 2003, includes these items in addition to the charge for the cost of pension and postretirement obligations related to Delta's 2002 workforce reduction programs.

(2)The three months ended December 31, 2002, includes (1)the charge for severance and related costs associated with Delta's 2002 workforce reduction programs; (2)the charge resulting from the impairment for EMB-120 aircraft and related spare parts; (3)the cost to defer the delivery of certain Boeing aircraft; (4)the temporary carrying costs of surplus pilots and grounded aircraft; (5) the charge related to the closure of certain leased facilities;

and (6)the reduction of operating expenses resulting from Delta's decision to return to service nine B-737 leased aircraft previously removed from service and revised estimates of remaining costs associated with prior year restructuring activities.

The twelve months ended December 31, 2002, includes these items in addition to
(1)the writedown of certain MD-11 and B-727-200 aircraft and MD-11 spare parts;
(2)the temporary carrying costs of surplus pilots and grounded aircraft for the full year 2002; and (3) reductions of operating expenses for the full year 2002 resulting from revised estimates of prior year restructuring activities.

(3)The three months ended December 31, 2003, includes the net gain from the sale of Delta's equity investments in Orbitz and Hotwire.

The twelve months ended December 31, 2003, includes these items in addition to the gain from the sale of our equity investment in Worldspan, LLP.

(4)The twelve months ended December 31, 2003, includes the loss resulting from Delta's repurchase of a portion of outstanding ESOP Notes offset by the gain related to the completion of our debt exchange.

(5)The three and twelve months ended December 31, 2002, includes the loss resulting from Delta's repurchase of a portion of outstanding ESOP Notes.

(6)Operating cost per available seat mile (ASM), adjusting average fuel price per gallon for the period to equal the average fuel price per gallon for the corresponding period in the prior year.

(7)603 million gallons x 76.03 cents/gallon for the three months ended Dec. 31, 2003.

(8)We believe this non-GAAP financial measure assists investors in understanding the impact of changes in fuel costs on our operations.

(9)2,370 million gallons x 66.94 cents/gallon for the twelve months ended Dec. 31, 2003.

                                                                    ATTACHMENT B


January 14, 2004

Dear Investors and Analysts,

To make more efficient use of the time allocated for this morning's conference call, we are providing detailed variance information on our operating and non-operating expenses to assist you in analyzing Delta's December 2003 quarterly results. This information is intended to supplement that provided in the conference call (scheduled for 10:00 a.m. ET today) and in the earnings release. Please see Note 1 to the Consolidated Statements of Operations for a reconciliation of certain financial measures including and excluding unusual items. December quarter revenue performance will be discussed in the conference call.

Please feel free to call me at 404-715-6679 if you have any questions. Thank you for your continued support of Delta Air Lines.

Gail Grimmett

                     SUPPLEMENTAL DECEMBER 2003 QUARTER DATA

DECEMBER 2003 QUARTER VS. DECEMBER 2002 QUARTER

-        Total operating expenses for the quarter increased 3% to $3.8 billion.
         Operating expenses, excluding unusual items, remained flat at $3.5 billion on a 1.8% decrease in capacity.

-        Excluding unusual items, Delta's total unit cost increased 2.3% to
         10.20 cents from 9.97 cents and fuel price neutralized unit costs increased 0.8% to 10.05 cents from 9.97 cents.

- Salaries and related costs remained flat. Increased pension expense, growth at ASA and Comair, and contractual increases for pilots were offset by Mainline headcount reductions.

- Aircraft fuel expense increased 7% due to an increase in fuel prices, offset by capacity reductions. Delta's average fuel price per gallon, net of hedging gains, increased 11% to 84.65 cents from 76.03 cents.

- Depreciation and amortization increased 7% due to regional jet aircraft purchases and amortization of completed technology projects.

- Contracted services expense decreased 7% due to the impact of the profit improvement initiatives.

- Landing fees and other rents increased 3% due primarily to growth at ASA and Comair.

- Aircraft maintenance materials and outside repairs increased 1% primarily due to the timing of certain vendor credits, offset by decreased material volume.

- Aircraft rent expense increased 3% due to B-737 aircraft returned to service during 2003.

- Other selling expenses decreased 1% due primarily to lower booking fees resulting from decreased capacity, partially offset by increased advertising costs for Song.

- Passenger service expense decreased 2% due primarily to capacity reductions and other cost savings initiatives.

- Other expenses decreased 26% primarily due to lower insurance and communication costs, and the impact of profit improvement initiatives across the company.

- Interest expense increased 16% primarily as a result of higher levels of debt outstanding.

- Interest income increased 43%, or $3 million, due primarily to interest income received on our Worldspan, LLP note receivable.

- Miscellaneous expense, net improved 50%, or $9 million, primarily due to the 2002 write-off of our investment in Cordiem.

OTHER ITEMS

Aircraft Fleet

Our aircraft fleet, orders, options and rolling options at December 31, 2003 are summarized in the following table. Options have scheduled delivery slots. Rolling options replace options and are assigned delivery slots as options expire or are exercised.

                                    CURRENT FLEET
                        --------------------------------
                                                                                           ROLLING
     AIRCRAFT TYPE      OWNED        LEASED       TOTAL        ORDERS         OPTIONS      OPTIONS
     ---------------------------------------------------------------------------------------------
     B-737-200             6           46           52           --              --           --
     B-737-300            --           26           26           --              --           --
     B-737-800            71           --           71           61(1)           60          226
     B-757-200            77           44          121           --              20           37
     B-767-200            15           --           15           --              --           --
     B-767-300             4           24           28           --              --           --
     B-767-300ER          51            8           59           --              10            8
     B-767-400            21           --           21           --              24           --
     B-777-200             8           --            8            5              20            9
     MD-11                 8            5           13           --              --           --
     MD-88                63           57          120           --              --           --
     MD-90                16           --           16           --              --           --
     ATR-72                4           15           19           --              --           --
     CRJ-100/200         105          124          229           --             171           --
     CRJ-700              35           --           35           23             152           --
                        -------------------------------------------------------------------------
     Total               484          349          833           89             457          280
                        ========================================================================

(1) Includes 11 B-737-800 aircraft to be sold by Delta to a third party under a definitive agreement entered into in October 2003.